Exhibit 99.1

Tom Herzog Joins TIER REIT’s Board of Directors

DALLAS, Texas, April 15, 2015 – TIER REIT, Inc., a Dallas-based real estate investment trust, announced the appointment of Thomas M. Herzog as an independent director effective immediately, expanding the board to eight members.

Mr. Herzog joins the TIER REIT board of directors with extensive experience in the public real estate investment trust (REIT) sector. Mr. Herzog currently serves as chief financial officer of UDR, Inc. (NYSE: UDR), a leading multifamily REIT. Previously, Mr. Herzog served as chief financial officer at each of Amstar, a Denver-based real estate investment company; HCP, Inc. (NYSE: HCP), a fully integrated REIT serving the healthcare industry; and Apartment Investment and Management Company (Aimco) (NYSE: AIV). Prior to joining Aimco, Mr. Herzog held positions at both GE Real Estate and at Deloitte & Touche LLP.

“With Mr. Herzog’s extensive industry experience and executive leadership, he will augment our board and be an integral part as we move the Company forward,” said Chairman of the Board, Chuck Dannis. “We look forward to his contributions as a board member.”

About TIER REIT, Inc.

TIER REIT, Inc. is a Dallas, Texas-based real estate investment trust focused on providing quality, attractive, well-managed commercial office properties in strategic markets throughout the United States. For more information on TIER REIT, please visit tierreit.com or call 972.931.4300.

TIER REIT, Inc.
Kelly Sargent, 972-387-5473
ksargent@tierreit.com
Source: TIER REIT, Inc.